Exhibit 99.3

PRESS RELEASE

Media Contact	Investor Relations
PR Contact tel: +1 804.444.6397 mediainquiries@mwv.com	Jason Thompson tel: +1 804.444.2556

MeadWestvaco Executes $300 Million Accelerated Share Repurchase

RICHMOND, VIRGINIA – February 6, 2014 – MeadWestvaco Corporation (NYSE: MWV) today announced that it has executed an accelerated share repurchase (“ASR”) agreement with BofA Merrill Lynch and Goldman, Sachs & Co. to purchase $300 million of MeadWestvaco’s outstanding common stock, with approximately 7.5 million shares to be received and retired immediately. The exact number of shares repurchased and retired by the company will be determined at June 30, 2014.

The $300 million ASR is part of MWV’s previously announced plan to return $700 million of sale proceeds from the company’s divestiture of all of its U.S. forestlands to Plum Creek Timber Company, Inc., which was completed on December 6, 2013. In addition to the ASR, the company expects to use $94 million to effect open market share repurchases at the company’s discretion. Repurchases under this program also are expected to be completed by the end of the second quarter of 2014.

Prior to these actions, MWV repurchased and retired approximately 3.75 million shares of outstanding common stock for $131 million, and declared a special dividend of $1.00 per share payable March 3, 2014, to all shareholders of record on February 6, 2014.

About MWV

MeadWestvaco Corporation (NYSE: MWV) is a global packaging company providing innovative solutions to the world’s most admired brands in the healthcare, beauty and personal care, food, beverage, home and garden, tobacco, and agricultural industries. The company also produces specialty chemicals for the automotive, energy, and infrastructure industries and maximizes the value of its development land holdings. MWV’s network of 125 facilities and 16,000 employees spans North America, South America, Europe and Asia. The company has been recognized for financial performance and environmental stewardship with a place on the Dow Jones Sustainability World Index every year since 2004. Learn more at mwv.com.

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